UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING


(Check  One):{ X}  Form  10-KSB  {  }  Form 20-F { } Form 11-K  {  }  Form  10-Q
             {  } Form  N-SAR

For  Period  Ended:  June 30, 2003
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{  }  Transition  Report  on  Form  10-K
{  }  Transition  Report  on  Form  20-F
{  }  Transition  Report  on  Form  11-K
{  }  Transition  Report  on  Form  10-Q
{  }  Transition  Report  on  Form  N-SAR
For  the  Transition  Period  Ended:  ___________________

     Nothing in this form shall be construed to imply that the commission has verified any information contained herin.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                        PART I -- REGISTRANT INFORMATION

INTERNET  BUSINESS  INTERNATIONAL,  INC.
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Full  Name  of  Registrant

2250  E.  Tropicana  Avenue,  Suite  19-309
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Address  of  Principal  Executive  Office  (Street  and  Number)

Las  Vegas,  Nevada  89119
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City,  State  and  Zip  Code

                       PART II -- RULES 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

     {X} (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     {X} (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     { } (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reason why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Registrant is in the process of compiling information for the fiscal year ended June 30, 2003 for the Form 10-KSB, all of which information has not yet been received.

PART  IV--  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Albert  R.  Reda                      (775)                       588-2387
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    (Name)                          (Area Code)               (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                        {X}  Yes  {  }  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                        {  }  Yes  {X}  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.



                      INTERNET BUSINESS INTERNATIONAL, INC.
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                  (Name  of  Registrant  as  Specified  in  Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     September 29 2003                    By  /s/  Albert  R.  Reda
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                                                  Albert  R.  Reda